Exhibit 10.1
PHARMION CORPORATION
INCENTIVE BONUS AND RETENTION PLAN
Effective as of January 21, 2008
     1. Introduction and Purpose
     This Pharmion Corporation Incentive Bonus and Retention Plan (the “Plan”) has been adopted in connection with the transactions contemplated under that certain Agreement and Plan of Merger, dated November 18, 2007 (the “Transactions”), pursuant to which Pharmion Corporation (the “Company”) will become a wholly-owned subsidiary of Celgene Corporation (“Celgene”). Both the Company and Celgene believe that the value of the Company will be enhanced by the continued employment of the Company’s employees (including its executive officers) through the consummation of the Transactions (the “Closing”), and with the consent of Celgene, the Company has established this Plan to create an incentive for its eligible employees to continue their employment with the Company, through the grant of incentive bonuses and retention awards (“Retention Awards”).
     2. Incentive Bonuses
     (a) Each regular employee of the Company as of December 31, 2007, whether full-time or part-time (including fixed-term employees), who is not an Eligible U.S. Sales Associate (each, an “Eligible Employee”) shall be eligible to receive an incentive bonus in respect of the achievement toward 2007 individual and corporate goals under the Company’s incentive bonus compensation program (an “Incentive Bonus”). Subject to the final approval of the Company’s Board of Directors, Incentive Bonuses for 2007 may be paid in amounts up to 200% of an Eligible Employee’s annual bonus target (a set percentage of the employee’s annual base compensation rate at the end of the year under review, determined by position level), pro-rated in the case of Eligible Employees who only worked a partial year in 2007 (with actual amounts to be determined and approved by the Plan Administrator). A determination of the Incentive Bonuses shall be based on an evaluation of 2007 individual performance and corporate performance in proportions previously established by the Company for each employee and shall be paid in March 2008. Except where prohibited by law, an Eligible Employee must be employed with the Company at the time the Incentive Bonuses are paid in order to be entitled to receive an Incentive Bonus, if any.
     (b) Each regular full-time, field-based sales employee of the Company based in the United States (each, an “Eligible U.S. Sales Associate”) shall remain eligible to receive a quarterly bonus as outlined in the Pharmion Sales Incentive Compensation Plan, and may also be eligible for an additional “challenge bonus” for each of the first and second quarters of 2008 subject to the achievement of stated Company sales targets (a “Sales Bonus”). Sales Bonuses shall be paid subject to an Eligible U.S. Sales Associate’s continued employment with the Company through the end of the calendar quarter to which such Sales Bonus corresponds.

     3. Retention Awards
     (a) Each regular full-time and part-time employee of the Company (including each fixed-term employee) who was actively employed by the Company as of November 18, 2007, or had accepted an offer of employment on or before November 18, 2007, and continues to be employed by the Company through the Closing shall receive a Retention Award calculated as follows:
     (i) If the Closing occurs on or before June 1, 2008, the Retention Award shall equal 25% of such employee’s Base Salary (as defined below); and
     (ii) If the Closing occurs after June 1, 2008, the Retention Award shall equal 50% of such employee’s Base Salary.
For purposes hereof, the term “Base Salary” shall mean an employee’s annual base compensation rate for services paid by the Company, as reflected in the Company’s payroll records as of December 1, 2007; provided, however, that for a fixed-term employee who is employed for a term of fewer than 12 months, “Base Salary” shall mean such fixed-term employee’s base compensation rate for the number of full months employed by the Company as of the date of the Closing. Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental, or other welfare benefit plan, non-cash compensation, or any other additional compensation, but shall include amounts reduced pursuant to such employee’s salary reduction agreement under Section 125, 132(f)(4), or 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), if any, or a nonqualified elective deferred compensation arrangement, if any, to the extent that in each such case the reduction is to base salary.
     (b) All Retention Awards payable pursuant to this Section 3 shall be (i) paid as soon as practicable, but not later than thirty (30) days following the Closing and (ii) subject to reduction for all applicable income and employment withholding taxes and other regular payroll deductions.
     (c) Notwithstanding anything contained in this Section 3 to the contrary, if an employee’s employment with the Company is terminated for any reason prior to the Closing, such employee shall immediately forfeit any right to receive a Retention Award under the Plan and shall have no further rights with respect thereto. If an employee’s employment with the Company is terminated for any reason on or after the Closing, such employee shall be paid the Retention Award as provided in this Section 3 notwithstanding such termination of employment.
     4. Section 280G
     (a) Notwithstanding any provision of this Plan to the contrary, if any payments or benefits an employee would receive from the Company under this Plan or otherwise in connection with the Transactions (the “Total Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then such employee will be entitled to receive either (x) the full amount of the Total Payments or (y) a portion of the Total Payments having a value equal to $1 less than three (3) times such individual’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of (x) and (y), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by such employee on an after-tax basis, of the greatest portion of the Total Payments. Any determination required under this Section 4 shall be made in writing by the independent public accountant of the Company immediately prior to the Closing (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the Company and the applicable employee. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. If there is a reduction pursuant to this Section 4 of the Total Payments to be delivered to the applicable employee, such reduction shall first be applied to any cash amounts to be delivered to the applicable employee under this Plan and thereafter to any other severance benefits or payments otherwise owing to such applicable employee.
     (b) Notwithstanding anything herein to the contrary, in the event the applicable employee is entitled to a tax gross-up with respect to excise taxes under Section 4999 of the Code pursuant to an employment or other written agreement with the Company in effect as of November 18, 2007, and which has been disclosed to Celgene prior to such date, this Section 4 shall not apply to such employee, no portion of the Total Payments shall be so reduced as set forth herein, and such employment or other agreement shall govern with respect to the subject matter covered by the provisions of this Section 4.
     5. Plan Administration
     (a) The Plan shall be administered by the Board of Directors of the Company or a duly authorized committee thereof (the “Plan Administrator”). Subject to the express provisions of this Plan, the Plan Administrator shall have sole authority to interpret the Plan (including any vague or ambiguous provisions) and to make all other determinations deemed necessary or advisable for the administration of the Plan. Decisions of the Plan Administrator shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law. All determinations and interpretations of the Plan Administrator shall be final, binding, and conclusive as to all persons.
     (b) Neither the Plan Administrator nor any employee, officer, agent, or director of the Company shall be personally liable by reason of any action taken with respect to the Plan for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer, agent, or director of the Company, including the Plan Administrator, to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any reasonable cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Plan Administrator) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, bad faith, or gross negligence.

     (c) The Plan Administrator may delegate any and all of its powers and responsibilities hereunder to other persons.
     (d) The Plan Administrator shall maintain such accounts and records regarding the fiscal and other transactions of this Plan and such other data as may be required to carry out its functions under this Plan and to comply with all applicable laws.
     6. Right to Amend or Terminate Plan
     The Company reserves the right to amend, in whole or in part, any or all of the provisions of this Plan by action of the Plan Administrator at any time and for any reason, provided that in no event shall any amendment adversely impact a participant’s rights hereunder. Notwithstanding anything herein to the contrary, the Plan may not be terminated prior to the date on which all benefits hereunder have been paid in full.
     7. No Guarantee of Employment
     This Plan is not a guarantee of continued employment for any employee of the Company, including any employee potentially eligible for benefits hereunder. An employee’s employment remains terminable at any time with or without cause by either the employee or the Company or, after the Closing, Celgene.
     8. Applicable Law
     This Plan and all action taken under it shall be governed as to validity, construction, interpretation, and administration by the laws of the State of Delaware (without regard to the choice of law principles thereof) and any applicable U.S. federal law.
     9. Unfunded Status
     This Plan shall be “unfunded,” and all benefits that become payable hereunder shall be paid out of the general assets of the Company. All participants in the Plan shall be solely unsecured general creditors of the Company. If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the benefits payable hereunder, or if the Company decides in its sole discretion to fund a trust under this Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of this Plan.
     10. Successors
     For purposes of this Plan, the Company shall include any and all successors and assignees, whether direct or indirect, by purchase, merger, consolidation, or otherwise, to all or substantially all of the business or assets of the Company, and such successors and assignees shall perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company,” as used in this Plan, shall mean the Company, as herein before defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

     11. General Provisions
     (a) This Plan is not a term or condition of any individual’s employment, and the Company maintains the right to change the terms and conditions of a participant’s employment, including, without limitation, demotion, discipline, promotion, compensation, benefits, duties, and location of performance, at any time with or without cause and/or with or without notice. No employee shall have any legal right to payments hereunder except to the extent all conditions relating to the receipt of such payments have been satisfied in accordance with the terms of this Plan as set forth herein.
     (b) Nothing contained herein shall give an employee any right to any employee benefit upon termination of employment with the Company, except as specifically provided herein.
     (c) No person having a benefit under this Plan may assign, transfer, or in any other way alienate any benefit hereunder, nor shall any benefit under this Plan be subject to garnishment, attachment, execution, or levy of any kind.
     (d) Neither the establishment of this Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any participant or other person any legal or equitable right against the Company or the Plan Administrator, or any fiduciary, employee, or agent of the Company.
     (e) The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it reasonably believes it may have to withhold for federal, state, or local income or other taxes incurred by reason of payments pursuant to this Plan. In lieu thereof, the Company shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Company to a participant upon such terms and conditions as the Plan Administrator may prescribe.
     (f) Should any provision of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.
     (g) Any benefits payable under this Plan shall not be deemed salary or other compensation to a participant for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Company maintained for the benefit of its employees, unless such plan or arrangement provides otherwise.
     (h) In the event that the Plan Administrator finds that a participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Plan Administrator shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such participant was or would have been otherwise entitled under this Plan.

     (i) Any payments to a minor from this Plan may be paid by the Plan Administrator in its sole and absolute discretion (i) directly to such minor, (ii) to the legal or natural guardian of such minor, or (iii) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor. The receipt by such individual shall be a complete discharge of all liability under the Plan therefor.
     (j) All announcements, notices, and other communications regarding this Plan will be made by the Company in writing (whether in electronic form or otherwise). Except for written amendments to the Plan or official written communications issued by the Company in connection with the Plan, participants in the Plan may not rely on any representation or statement made by the Company or its affiliates or any of its or their officers, directors, employees, or agents, whether written or oral, regarding such participants’ participation in the Plan and any rights thereunder.
     As adopted by the Board of Directors of Pharmion Corporation and to become effective as of January 21, 2008

By:	/s/ Erle T. Mast
	Name:	Erle T. Mast
	Title:	Executive Vice President and Chief Financial Officer